EXHIBIT 11


                   THE LUBRIZOL CORPORATION

               Computation of Per Share Earnings

                      First Quarter 1996



The computation of primary earnings per share and fully diluted earnings per share is as follows:

        (In Thousands of Shares Except Per Share Data)

                                            Three Months Ended
                                                 March 31,
                                            ------------------
                                             1996      1995
                                            ------    ------
Average shares outstanding for computation
  of primary earnings per share             62,615    64,722

Add adjustment to treat shares for options
  exercised as if such shares were outstanding
  during the entire period                       7        49

Add equivalent shares for unexercised options
  at end of period*                            189       432
                                            ------    ------

Average shares outstanding for computation of
  fully diluted earnings per share          62,811    65,203
                                            ======    ======


Primary earnings per share                   $1.14     $ .76
                                             =====     =====

Fully diluted earnings per share             $1.13     $ .75
                                             =====     =====

*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.